Exhibit 10.30

THE CHITTENDEN CORPORATION

SUPPLEMENTAL EXECUTIVE SAVINGS PLAN

Amended and Restated Effective January 1, 2006

November, 2006

PREAMBLE

Chittenden Corporation (the “Employer”) previously established the Supplemental Executive Savings Plan (the “Plan”), a nonqualified plan the principal objective of which is to make up contributions for selected executives which would have been made to the Chittenden Corporation Incentive Savings and Profit Sharing Plan except for the compensation and contribution limits imposed by Sections 401(a)(17), 401(k), 402(g), and 415 of the Internal Revenue Code of 1986, as amended. The Plan is designed to provide a benefit which, when added to other retirement income of the executive, will meet the objective described above. Eligibility for participation in the Plan shall be limited to certain executives selected by the Board and as described herein.

This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(30), and 401(a)(1) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent. The Plan benefits are paid from the general assets of Chittenden Corporation. This Plan was originally effective on January 1, 1997, and becomes effective as to each Participant on the date he or she is designated as such hereunder.

The Plan is hereby amended and restated, effective January 1, 2006 to reflect changes made to the Employer’s broad-based retirement program, including adding similar contribution enhancements as were added to the qualified Chittenden Corporation Incentive Savings and Profit Sharing Plan and merging the Chittenden Corporation Supplemental Executive Cash Balance Restoration Plan (the “Cash Balance SERP”) into this Plan. The Plan is further amended at this time to comply with Internal Revenue Code Section 409A, added by the American Jobs Creation Act of 2004, effective January 1, 2005.

ARTICLE V — DEATH OR DISABILITY OF PARTICIPANT	V-1
5.1 Death Before Commencement of Payment	V-1
5.2 Death After Commencement of Payment	V-1
5.3 Distribution Upon Disability	V-2

ARTICLE VI — PLAN ADMINISTRATION AND MISCELLANEOUS	VI-1
6.1 Plan Administration	VI-1
6.2 Amendment and Termination	VI-1
6.3 No Contract	VI-1
6.4 Anti-Assignment	VI-2
6.5 Change in Control	VI-2
6.6 Plan Unfunded	VI-3
6.7 Claims Procedures	VI-3
6.8 Income Tax Withholding	VI-4
6.9 Governing Law	VI-4

ARTICLE I

DEFINITIONS

1.1	“Account” means the notional account balance of a Participant under the Plan represented by his Salary Reduction Deferrals, Matching Credits, Core Credits, Transition Credits (if any), his Prior Cash Balance SERP Account plus Investment Credits on such amounts (as described in Article III).

1.2	“Affiliated Employer” shall mean any corporation which is included with the Employer in a controlled group of corporations, as determined in accordance with Code Section 414(b), any unincorporated trade or business which, as determined under regulations of the Secretary of the Treasury, is under common control of the Employer under Code Section 414(c), any organization that includes the Employer, which is a member of an affiliated service group, as defined in Code Section 414(m), and any other entity required to be aggregated with the Employer pursuant to regulations under Code Section 414(o).

1.3	“Basic Plan” means the Chittenden Corporation Incentive Savings and Profit Sharing Plan.

1.4.	“Beneficiary” means a Participant’s Beneficiary as designated under the terms of the Basic Plan.

1.5	“Board” means the Board of Directors of the Chittenden Corporation.

1.6	“Code” means the Internal Revenue Code of 1986, as amended from time to time and any regulations issued thereunder. Reference to any Code Section shall include any successor provision thereto.

1.7	“Committee” means the individual or individuals appointed by the Board to administer the Plan in accordance with Section 6.1.

1.8	“Disability” means a condition that (a) renders a Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months, or (b) entitles the Participant, by reason of such medical or physical impairment, to income replacement benefits for a period of at least 3 months under the long term disability plan sponsored by the Participating Employer.

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1.9	“Earnings” means the earnings of a Participant, as defined under the terms of the Basic Plan, without regard to the earnings limitation that would otherwise be imposed by Code Section 401(a)(17).

1.10	“Eligible Employee” means employee of the Employer or other Participating Employer who is eligible for the Senior Incentive Compensation Pool and any other executive employee of the Employer or other Participating Employer who is designated as eligible to participate in the Plan by the Board, provided such individual(s) satisfies the participation eligibility requirements of the Basic Plan.

1.11	“Employer” means the Chittenden Corporation.

1.12	“Investment Credits” means the investment earnings credited to a Participant’s Account, as described in Section 3.6.

1.13	“Participant” means an Eligible Employee who is actively participating in the Plan in accordance with Article II or who has an Account under the Plan.

1.14	“Participating Employer” means the Employer and any Affiliated Employer that is selected by the Committee which participates in the Plan with the permission of the Employer.

1.15	“Plan” means the Chittenden Corporation Supplemental Executive Savings Plan, as set forth herein and as may be amended from time to time.

1.16	“Plan Year” means the 12-month period beginning on January 1 and ending on the following December 31.

1.17	“Prior Cash Balance SERP Account” means the Participant’s account balance, if any, under the Chittenden Corporation Supplemental Executive Cash Balance Restoration Plan as of December 31, 2005 for those Participants who were active participants in such plan as of such date and which is merged into this Plan effective January 1, 2006.

1.18	“Salary Reduction Agreement” means the agreement between the Employer and the Participant pursuant to Section 3.1 of this Plan.

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1.19	“Salary Reduction Credits” means the credits made to a Participant’s Account attributable to the Participant’s voluntary salary reductions made pursuant to Section 3.1.

1.20	“Severance Date” means the date of termination of a Participant’s employment with the Participating Employer.

The masculine gender, where appearing in the Plan will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary.

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ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1	Eligibility to Participate. Each Eligible Employee shall be eligible to participate in the Plan as provided in Section 2.2.

2.2	Commencement and Termination of Participation. An Eligible Employee shall commence participation in the Plan on the first date that a Salary Reduction Credit or other Employer credit is made is made to the Plan pursuant to Article III. A Participant’s active participation in this Plan will end upon the termination of his service as an Eligible Employee because of death or any other reason, or upon his transfer to or reclassification as an employee who is not eligible to participate in the Plan. Upon the termination of a Participant’s active participation in this Plan in accordance with this section, there will be no additional Salary Reduction Credits or other Employer credits to such Participant’s Account under Article III. However, the Participant’s Account will continue to be credited with Investment Credits as described in Section 3.6 until his or her Account is fully distributed, and the Participant will be entitled to receive distribution of his or her Account as elected by the Participant in accordance with Article IV.

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ARTICLE III

CREDITS, INVESTMENTS AND VESTING

3.1	Salary Reduction Agreement and Credits.

(a)	Subject to the further provisions of this Section 3.1, if the Committee determines that any portion or all of the amount that would otherwise be contributed on behalf of a Participant to the Basic Plan as a pre-tax contribution will be reduced because of the limitations in Code Sections 401(a)(17), 401(k)(3)(A), 402(g)(1) and/or 415(c)(1), such Participant shall be eligible to enter into a Salary Reduction Agreement under this Plan. Under the Salary Reduction Agreement, the Participant agrees to elect a reduction in his Earnings, and the Employer agrees to credit his Account the same amount of such reduction as a Salary Reduction Credit, provided that the amount of such credit shall not exceed 26% of his Earnings less the amount of pre-tax contributions under the Basic Plan for the Plan Year.

The amounts determined under this subsection (a) shall be credited as of the date on which contributions to the Basic Plan would have been credited and under the same terms that would have applied but for the limitations set forth in Code Sections 401(a)(17), 401(k)(3)(A), 402(g)(1) and/or 415(c)(1).

(b)	In order to make Salary Reduction Credits hereunder, each Participant shall execute a Salary Reduction Agreement prior to January 1 of each Plan Year. Such Salary Reduction Agreement shall be valid only if such Participant has elected to make the maximum allowable percentage of pre-tax contributions to the Basic Plan for the Plan Year and shall only take effect once such Participant’s pre-tax contributions under the Basic Plan have been limited pursuant to Code Section 402(g)(1).

(c)	A Participant’s Salary Reduction Agreement, exclusive of the aforementioned limitations of the Plan, will continue in effect until the earliest of:

(i)	the date as of which the Participant is no longer eligible to make pre-tax contributions to the Basic Plan;

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(ii)	the date as of which the Participant is no longer designated as a Participant hereunder;

(iii)	the January 1 as of which the Participant elects no longer to participate or elects to change his election under the Plan, provided written notice is given to the Board, or its delegate before such date; and

(iv)	the date the Participant is not considered an active employee of the Participating Employer.

3.2	Matching Credits.

(a)	The Employer shall credit a Participant’s Account with a Matching Credit equal to 35% of the first 6% of his Earnings with respect to which such Participant makes Salary Reduction Credits pursuant to Section 3.1 above and pre-tax contributions pursuant to Sections 3.1 and 3.2(a) of the Basic Plan; provided that the amount of such Matching Credit shall be reduced by the amount of matching contributions made under Section 4.1 (a) of the Basic Plan on behalf of such Participant for the same Plan Year.

(b)	The Employer may make a discretionary Matching Credit to the Plan for a Plan Year on behalf of each Participant equal to a percentage of his Earnings with respect to which he makes Salary Reduction Credits pursuant to Section 3.1 and pre-tax contributions pursuant to Section 3.1 and 3.2(a) of the Basic Plan. The discretionary Matching Credit, if any, shall be determined in the same manner as the discretionary matching contribution is determined under Section 4.1 (b) of the Basic Plan but shall be determined with respect to the Participant’s Earnings hereunder and shall be reduced by the amount of discretionary matching contributions made under Section 4.1(b) of the Basic Plan on behalf of such Participant for the same Plan Year.

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3.3	Core Credits. The Employer shall credit the Account of each Participant who is entitled to a core contribution under Section 4.2 of the Basic Plan with a Core Credit for each Plan Year. The Core Credit shall be determined in the same manner as the core contribution is determined under Section 4.2 of the Basic Plan but shall be determined with respect to the Participant’s Earnings hereunder and shall be reduced by the amount of core contribution made under Section 4.2 of the Basic Plan on behalf of such Participant for the same Plan Year.

3.4	Transition Credits. The Employer shall credit the Account of each Participant who is entitled to a transition contribution under Section 4.3 of the Basic Plan with a Transition Credit for each Plan Year. The Transition Credit shall be determined in the same manner as the transition contribution is determined under Section 4.3 of the Basic Plan but shall be determined with respect to the Participant’s Earnings hereunder and shall be reduced by the amount of transition contribution made under Section 4.3 of the Basic Plan on behalf of such Participant for the same Plan Year.

3.5	Timing of Employer Credits. Matching Credits determined under Section 3.2, Core Credits determined under Section 3.3, and Transition Credits determined under Section 3.4 for a Plan Year shall be credited to a Participant’s Account as soon as practicable following the end of the Plan Year in accordance with such procedures as established by the Committee.

3.6	Investment Credits. At the end of each Plan Year, an Investment Credit shall be credited on any balance in the Participant’s Account. The amount of such Investment Credit shall be determined on the basis of either the Employer’s average annual yield on earning assets for the comparable time period (referred to as the Cash With Interest Account) or the Chittenden Stock Equivalent Account (determined in the manner described below), as elected by the Participant at the same time he enters into a Salary Reduction Agreement for such Plan Year. With respect to a Participant who does not enter into a Salary Reduction Agreement or does not otherwise make an investment election, the amount of Investment Credit shall be determined based on the Cash With Interest Account which shall be the default investment fund. Investment Credits on any portion of the Participant’s Account added during a Plan Year shall be prorated to reflect the period of time during which such added portion was credited to the Participant’s Account.

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The Participant’s Chittenden Stock Equivalent Account shall be credited with the number of shares (including fractional interests in shares) of Chittenden Corporation stock which could be purchased with the balance in his Account at the Crediting Price (described below).

(a)	If a Participant has selected the Chittenden Stock Equivalent Account, as of each date of payment of dividends on the Chittenden Corporation Stock there shall be credited, with respect to the equivalent share of Chittenden Corporation Stock credited pursuant to this Section on the record date of such dividend, the equivalent of such additional shares (including fractional interests therein) of Chittenden Corporation Stock as follows:

(i)	In the case of cash dividends, the number of shares that could be purchased at the Crediting Price (defined below) as of such payment date with the dividends which would have been payable on the credited shares as if they had been outstanding;

(ii)	In the case of dividends payable in Chittenden Corporation Stock, the equivalent number of shares that would have been payable on the equivalent shares as if they had been outstanding.

(b)	Crediting Price. The Crediting Price at the time any credit is to be made pursuant to this Section 3.3 shall be the fair market value of the Chittenden Corporation Stock as of the end of the Plan Year for which such election has been made, and, pursuant to paragraph (a) shall be the fair market value of the Chittenden Corporation Stock on the date of the dividend payment.

For purposes of this paragraph (b), fair market value on any day shall mean the average of the high and low prices on a national securities exchange as of the end of the Plan Year for which such election has been made or on the date of dividend payment. If there were no sales on said dates, then the fair market value shall be the average of the high and low prices on the previous business day.

(c)	The total number of equivalent shares of Chittenden Corporation Stock held for purposes of this Section 3.3 shall be proportionately adjusted from time to time, as

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determined by the Board, for any increase or decrease in the number of outstanding shares of Chittenden Corporation Stock resulting from a subdivision or combination of shares of Chittenden Corporation Stock, a dividend payable in Chittenden Corporation Stock (to the extent that credits have not otherwise been made with respect thereto pursuant to paragraph (a)(i)), a reclassification of Chittenden Corporation Stock, a merger or consolidation, or for any other change in capital structure of Chittenden Corporation Stock.

3.7	Vesting. A Participant shall be immediately 100% vested in his Account attributable to Salary Reduction Credits and Matching Credits pursuant to the vesting provisions set forth in Article VIII of the Basic Plan. A Participant shall become fully vested in his Account attributable to Core Credits and Transition Credits at the same time that the Participant becomes fully vested in his core contribution account and transition contribution account under Section 8.2 of the Basic Plan. A Participant shall become fully vested in his Account attributable to his Prior Cash Balance SERP Account upon completing 5 Years of Service (as defined in the Basic Plan) or upon such earlier vesting event as set forth in Section 8.2(a) of the Basic Plan.

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ARTICLE IV

PAYMENT OF RETIREMENT BENEFITS

4.1	Payment of Retirement Benefits. A Participant’s vested Account shall be payable following the Participant’s Severance Date as described in (a) and (b) below based on the Participant’s election pursuant to administrative procedures as established by the Committee.

(a)	Timing of Payment. Subject to Section 4.2, a Participant’s vested Account shall be paid to a Participant on one of the following dates as elected by the Participant

(i)	The first of the month following six (6) months after the Participant’s Severance Date (or if earlier, the date of death of the Participant),

(ii)	The later of six (6) months after the Participant’s Severance Date or the beginning of the following calendar year, or

(iii)	at his or her attainment of the age specified on his or her election form.

(b)	Form of Payment. A Participant shall elect the form of payment in which his Account hereunder shall be paid. Participants with a Cash With Interest Account shall have their Accounts paid in cash. Participants with a Stock Equivalent Account shall receive payment in shares of Chittenden Corporation Stock. The Participant may elect to have his benefits payable in one of the following forms of payment:

(i)	a single lump sum; or

(ii)	approximately equal annual installments over a period not to exceed eleven years.

In the event that a Participant with a Cash With Interest Account elects an installment form of payment, the funds to be distributed on the initial annual payment date shall be a proportionate share of the total amount credited to his Account as of the initial payment date as elected by the Participant and then shall be recalculated annually. Investment Credits shall continue to accrue, pursuant to Section 3.6 on the balance of the unpaid Account.

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In the event that a Participant with a Stock Equivalent Account elects an installment form of payment, the number of shares of Employer Stock to be distributed on the initial annual payment date shall be a proportionate share of the total number of equivalent shares credited to his Account as of the initial payment date specified on his election form and then shall be recalculated annually. Dividends shall continue to accrue, pursuant to Section 3.6(a), on any equivalent shares of Stock remaining in the Participant’s Account.

Payment of benefits shall commence as soon as administratively practicable following the date elected pursuant to paragraph (a) above.

(c)	Small Accounts. Notwithstanding subsection (b) above, in the event a Participant elects installments and the value of the Participant’s Account is $10,000 or less as of the date the installments were scheduled to begin, the Participant’s Account shall be automatically payable in a single lump sum payment.

4.2	Change in Election. Notwithstanding any provision to the contrary under Section 4.1, Article V, or Section 6.5, subject to the following paragraphs below, a Participant may change his distribution election in accordance with election procedures established by the Committee and elect to defer the time when his or her Account would otherwise be payable (or installment payments would otherwise begin) to a subsequent date specified by him, or the Participant may elect another form of payment or a different number of installments, subject in all cases to the requirements of subsections (a) and (b) below and other provisions of this Article. If such election becomes effective as provided below, then the Participant’s Account will be payable at the time and in the form specified in his subsequent election.

The Participant’s subsequent election under this Section will become effective only if the following criteria are satisfied: (a) the election does not take effect until one year after the date of the election and the participant remains an employee during such one year period, and (b) the election extends the date for payment, or the start date for installment payments, by at least five years from the previously elected date.

No election under the preceding paragraph may operate to accelerate any payment or distribution hereunder or violate any requirement of Code Section 409A or the

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regulations and rulings thereunder. Installment payments to a participant will be deemed a single payment for purposes of the anti-acceleration rule under Code Section 409A(a)(3) and the rules governing the timing of changes in elections with respect to time and form of payment hereunder pursuant to Code Section 409A(a)(4).

Notwithstanding the foregoing, a Participant who has previously made a distribution election may change such election without regard to these restrictions in accordance with procedures adopted by the Committee provided such election change is made prior to December 31, 2007 or such later date as permitted under Department of Treasury regulations under Code Section 409A, and further provided that such election does not apply to amounts that the Participant would otherwise have received in 2007 or cause a payment to be accelerated to 2007.

4.3	Certain other Distributions.

(a)	In addition to the distributions provided for in the preceding Sections of this Article, the Committee may provide for a distribution from a Participant’s account(s) under the following circumstance: In the event that, notwithstanding the intent that this Plan satisfy in form and operation the requirements of Code Section 409A, it is determined that the requirements of Code Section 409A have been violated with respect to any Participant or group of Participants, distribution of the amount determined will be includable in taxable income of such Participant or Participants as a result of such a violation of Code Section 409A.

(b)	Unforeseeable Emergency. It is intended that the benefits under this Plan be payable only in the event of a Participant’s severance from employment on one of the dates specified above, or death of a Participant as provided in Section V. A Participant will not be permitted to borrow from his Account. A Participant may not make withdrawals from his Account, except as permitted under Code Section 409A in the event of an “unforeseeable emergency”. In such event the Participant must first withdraw and borrow all amounts available to him under the Basic Plan or, if applicable, under the Chittenden Corporation Deferred Compensation Plan. Withdrawals under this subsection shall be administered in accordance with such other procedures as established by the Committee. The term “unforeseeable emergency” means a severe financial hardship to the participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

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4.4

Delay in Distributions. Notwithstanding the provisions of any of the foregoing sections in this Article IV, the Committee may delay the making of any payment to a subsequent date, provided that the delayed payment is made not later than the end of the calendar year in which the payment was due, or within 2 1/2 months after the date the payment was due, if later, pursuant to the requirements of Code Section 409A and the regulations and rulings thereunder.

4.5	Compliance with Code Section 409A. Notwithstanding any other provision of this Plan, distributions and elections respecting distributions are intended to be and will be administered in accordance with the provisions of Code Section 409A and the regulations and rulings thereunder (including the provisions prohibiting acceleration of payment unless specifically permitted by such regulations and rulings).

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ARTICLE V

DEATH OR DISABILITY OF PARTICIPANT

5.1	Death Before Commencement of Payment. In the event of the death of a Participant before commencement of payment of his Account hereunder, the Participant will become immediately vested in his Account and the Participant’s Beneficiary will receive a benefit equal to the amount credited to the Participant’s Account, determined in accordance with Section III. Each Participant may, at the time of filing his or her election form (or, if applicable, in a subsequent election in accordance with Section 4.2 but without regard to the 5-year deferral requirement), elect the form of payment to the Participant’s Beneficiary in the event the Participant dies before commencing payment of his or her benefits as follows:

(a)	A number of annual installment payments over a period not to exceed eleven years or

(b)	A single lump sum payment.

The Participant may also elect the time of payment to the Beneficiary to be either as soon as practicable following the Participant’s death or the beginning of the following calendar year.

If a Participant’s designated Beneficiary is receiving installment payments and dies before receiving payment of all the annual installments, the designated Beneficiary’s estate will receive a lump sum payment of the amount remaining to be distributed to such deceased Beneficiary. Such payment will be made on the first day of the month next following the Committee’s receipt of satisfactory evidence of the death of the designated Beneficiary and the appointment of a personal representative. If the Participant has not designated a Beneficiary or if the Participant’s Beneficiary has predeceased him or her, the balance of the Participant’s Account shall be paid in a single lump sum to the Participant’s estate as soon as practicable following the Participant’s death.

5.2	Death After Commencement of Payment. Each Participant may at the time of filing his or her initial Election Form (or, if applicable, in a subsequent election in accordance with Section 4.2 but without regard to the 5-year deferral requirement), elect that, in the event of the death of a Participant after commencement of installments but prior to the complete distribution of his Account, the remaining unpaid installments shall (a) be immediately payable to his Beneficiary in a single lump sum payment, or (b) continue to be paid to his or her Beneficiary.

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5.3	Distribution Upon Disability. In the event a Participant suffers a Disability, the Participant will become immediately vested in his Account and will receive a benefit equal to the amount credited to his Account, determined in accordance with Section III. The Participant may, at the time of filing his or her election form (or, if applicable, in a subsequent election in accordance with Section 4.2 but without regard to the 5-year deferral requirement), elect the form and timing of payment of his or her Account in the event the Participant suffers a Disability. The time and form of payment available to the Participant shall be the same form and timing of payment available upon separation from service as described in Section 4.1 except that the Participant would not be required to wait for six (6) months before the benefit is paid as set forth in Section 4.1(a).

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ARTICLE VI

PLAN ADMINISTRATION AND MISCELLANEOUS

6.1	Plan Administration.

(a)	This Plan shall be administered by the Committee appointed by the Board to serve at their pleasure. The Committee shall have full discretion to interpret and administer this Plan and its decision in any matter involving the interpretation and application of this Plan shall be final and binding on all parties.

(b)	Unless otherwise determined by the Employer, the members of the Committee shall serve without compensation for services as such, but all expenses of the Committee shall be borne by the Employer. Neither the Employer nor any member of the Committee shall be liable for any loss or damage or depreciation which may result in connection with the execution of his duties or the exercise of his discretion or from any other act or omission hereunder, except when due to his negligence or willful misconduct.

(c)	All claims for benefits under this Plan shall be made in writing to the Committee. The Committee shall establish a procedure for resolving any dispute relating to a claim for benefits in accordance with requirements under the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

(d)	The members of the Committee may authorize one or more of their number to execute or deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the Committee to do.

6.2	Amendment and Termination. The Board may, in its sole discretion, terminate, suspend, or amend this Plan at any time or from time to time, in whole or in part. However, no amendment or suspension of the Plan will affect a Participant’s right or the right of a Beneficiary to receive a benefit in accordance with the applicable provisions of this Plan as in effect on such Participant’s Severance Date.

6.3	No Contract. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Employer, nor will it interfere with the right of the Employer to discharge or otherwise deal with Participants without regard to the existence of this Plan.

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6.4	Anti-Assignment. This agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their respective heirs, assigns, successors, executors and administrators. None of the payments provided for by this agreement shall be subject to seizure for payment of any debts or judgments against the Participant or the Participant’s Beneficiary. Except to the extent otherwise required by applicable law, the Participant or the Participant’s Beneficiary shall have no right to transfer, modify, anticipate, assign or otherwise encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by the Participant to the Participating Employer.

Notwithstanding the foregoing, the Committee may authorize the distribution of a Participant’s benefits under the Plan to the extent necessary to comply with a qualified domestic relations order as defined in Code Section 414(p). The determination of the qualified status of a domestic relations order as defined under Code Section 414(p) shall be made in accordance with the procedures set forth under the terms of the Basic Plan.

6.5	Change in Control. Notwithstanding anything to the contrary contained herein, the Participant’s Account under the Plan shall be deemed fully vested, and the Participant shall be permitted to make a one-time election to have his or her Account distributed immediately in a form of payment permitted under Section 4.1 upon a Change in Control Event.

For purposes of this Plan, a Change in Control Event shall mean a “change in the ownership”, a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Participant’s Participating Employer as such terms are defined in Code Section 409A and regulations issued thereunder. In accordance with Section 409A, to constitute a Change in Control Event as to the Participant, the Change in Control Event must relate to (a) the Participating Employer for whom the Participant is performing services at the time of the Change in Control Event, (b) the Participating Employer that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable), or (c) the Participating Employer that is a majority shareholder of a Participating Employer identified in (a) or (b), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (a) or (b).

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6.6	Plan Unfunded. The Employer may set aside assets in a trust or other funding arrangement as it, or its delegate, deems appropriate to anticipate benefit liabilities accumulating under the Plan; provided such arrangement is not considered “funded” for purposes of the Code and the Employee Retirement Income Security Act of 1974. Accordingly, the assets of any such arrangement shall be subject to the claims of the creditors of the Employer in the event of the Employer’s insolvency. The rights of a Participant or Beneficiary shall be limited to those of a general, unsecured creditor of the Employer who has a claim equal to the value of the Participant’s benefit hereunder. Benefits under this Plan will be payable from the general assets of the Employer or from such other funding vehicle established for such purpose as described above, or both.

6.7	Claims Procedures. If any application for a distribution or withdrawal under the Plan shall be denied, the Committee shall notify the claimant within a reasonable time of such denial setting forth the specific reasons therefor and afford such claimant a reasonable opportunity for a full and fair review of the decision denying his claim. Notice of such denial shall set forth, in addition to the specific reasons for the denial, the following:

(a)	reference to pertinent provisions of the Plan;

(b)	such additional information as may be relevant to denial of the claim;

(c)	an explanation of the claims review procedures; and

(d)	advice that such claimant may request the opportunity to review pertinent Plan documents and submit a statement of issues and comments.

Within 60 days following advice of denial of his claim, upon request made by the claimant for a review of such denial, the Board, or its delegate, shall take appropriate steps to review its decision in light of any further information or comments submitted by such claimant. The Committee shall be empowered to hold a hearing at which such claimant shall be entitled to present the basis of his claim for review and at which he may be represented by counsel. The Committee shall render a decision within 60 days after claimant’s request for review and shall advise claimant in writing of its decision on such review, specifying its reasons and identifying appropriate provisions of the Plan.

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6.8	Income Tax Withholding. The Employer may withhold from any payments to be made hereunder such amount as it may be required to withhold under any applicable Federal, state, or other law, and transmit such withheld amounts to the appropriate taxing authority.

6.9	Governing Law. This Plan is established under and will be construed according to the laws of the State of Vermont.

IN WITNESS WHEREOF, the Employer has caused this instrument to be signed by its officer thereunto duly authorized on this 15th day of November 2006.

CHITTENDEN CORPORATION

By:

ATTEST:
Corporate Secretary

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